Exhibit 10.1

Execution Version

OPPS AHT HOLDINGS, LLC ROF8 AHT PT, LLC

333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071

CONFIDENTIAL

December 26, 2020

Ashford Hospitality Limited Partnership
14185 Dallas Parkway
Dallas, TX 75254
Attention: J. Robison Hays III

Commitment Letter – Senior Secured Credit Facility

Ladies and Gentlemen:

Ashford Hospitality Limited Partnership, a Delaware limited partnership (together with certain of its direct and indirect subsidiaries and affiliates, the “Issuer” or “you”), has advised Opps AHT Holdings, LLC (“Opps”) and ROF8 AHT PT, LLC (“ROF” and, collectively with Opps, “Oaktree”) and any other Commitment Party appointed as described below (collectively, the “Commitment Parties”, “we” or “us” and each, a “Commitment Party”) that the Issuer intends to obtain a new senior secured credit facility in the aggregate principal amount of $350.0 million (the “Credit Facility”) upon the terms and conditions set forth in the Summary of Principal Terms and Conditions attached hereto as Exhibit A and consistent with the Documentation Principles (the “Term Sheet”). Capitalized terms used in this letter (the “Commitment Letter”) but not defined herein are given the meanings assigned to them in the Term Sheet.

1.	Commitment; Titles and Roles.

Each of Opps and ROF (collectively, the “Initial Lenders” and each, an “Initial Lender”) agrees and commits to provide the percentage of the entire principal amount of the Credit Facility set forth opposite such Initial Lender’s name on Schedule 1 hereto (as such schedule may be amended or supplemented in accordance with the terms of this Commitment Letter; it being understood and agreed that as of the Acceptance Date, each of Opps and ROF hereby severally agrees to provide 50% (for a total of 100%) of the aggregate commitments in respect of the Credit Facility), on such terms as are further detailed in the Term Sheet, and otherwise in accordance with the Documentation Principles (as defined in the Term Sheet), and Oaktree, or a designee appointed by Oaktree that is reasonably acceptable to the Issuer, will act as the administrative agent (the “Administrative Agent”) and collateral agent (the “Collateral Agent”) (in such capacities, together, the “Agent”) for the Credit Facility.

2.	Information Requirements.

The Issuer hereby represents and warrants that: (a) all written information, including for the avoidance of doubt all 10-K and 10-Q filings with the Securities and Exchange Commission of the Company (but other than financial projections referred to in clause (b) below or information of a general economic or general industry nature) that has been made available to the Commitment Parties by the Issuer or any of its affiliates or representatives on or prior to the date hereof in connection with the transactions contemplated hereby (collectively, the “Information”), taken as a whole (including giving effect to any supplements to the information prior to the date hereof), is, as of the date hereof, complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of circumstances under which the statements were made and (b) all financial projections concerning the Issuer and its subsidiaries that have been made available to the Commitment Parties by the Issuer or any of its affiliates or representatives on or prior to the date hereof in connection with the transactions contemplated hereby (the “Projections”), taken as a whole, have been prepared in good faith based upon assumptions that are believed by you to be reasonable at the time of the execution hereof; it being understood and acknowledged that any Projections are as to future events and are not to be viewed as facts, and are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections can be realized, that actual results may differ significantly from the projected results and that such differences may be material. You agree that, if at any time prior to the Closing Date (as defined in the Term Sheet) you become aware that any representation or warranty in the preceding sentence was incorrect in any material respect at the time made, then you will use commercially reasonable efforts to furnish us with supplemental information so that the representations and warranties in this paragraph would be true and correct in all material respects if made on the Closing Date (it being understood that such supplementation shall not cure any breach of such representations, except as otherwise agreed by the Initial Lenders in their sole discretion). In issuing this Commitment Letter, we are entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof.

3.	Conditions to Financing.

The commitments of each Commitment Party under this Commitment Letter to provide the Credit Facility and to fund the initial loans thereunder are conditioned on, and subject only to, (a) the satisfaction of each of the conditions precedent set forth under the heading “Closing Conditions” in the Term Sheet and (b)(i) the accuracy of the representations and warranties of the Issuer set forth in the first sentence of Section 2 of this Commitment Letter both (x) as of the date hereof and (y) after giving effect to any supplemental information furnished pursuant to the final sentence of Section 2, as of the Closing Date and (ii) the delivery of a certificate of a senior officer of the Issuer certifying the same, it being acknowledged and agreed that to the extent that such representation and warranty is or was not accurate when made, the sole remedy of the Initial Lenders shall be to determine that the conditions to funding the initial loans shall not be satisfied (and the Company shall not be subject to any penalty or fee, including without limitation, any Alternate Transaction Fee).

4.	Confidentiality Agreement.

The Issuer and Oaktree acknowledge and agree that the terms of the Confidentiality Agreement, dated October 2, 2020 (the “Confidentiality Agreement”), by and among the Company, Oaktree Real Estate Opportunities Fund VIII Sub-Holdings I (Delaware), L.P., Oaktree Real Estate Debt Fund III, L.P., Oaktree Opportunities Fund Xb Holdings (Delaware), L.P., and Oaktree Opportunities Fund Xi Holdings (Delaware), L.P. shall govern the provision of Confidential Information (as defined therein) from the Issuer or the Company to Oaktree, which shall include this Commitment Letter and the Term Sheet, along with any additional confidentiality agreements or amendments, joinders or supplements to the Confidentiality Agreement as the parties thereto may agree from time to time in accordance with the terms of this Commitment Letter (in which case the provisions of this Section 4 shall apply mutatis mutandis to such additional agreements or to the modified Confidentiality Agreement).

5.	Indemnity; Expenses.

Regardless of whether the Closing Date occurs or any credit documentation with respect to the Credit Facility is executed, by acceptance of this letter, you agree to (a) indemnify and hold each Commitment Party and its principals, directors, officers, employees, representatives, agents, attorneys and third party advisors (each, an “Indemnified Person”), harmless from and against all losses, disputes, claims, investigations, litigation, proceedings, damages, and liabilities of any kind to which any Indemnified Person may become subject in connection with this Commitment Letter, the Credit Facility or the use or the proposed use of the proceeds thereof (each, a “Claim”, and collectively, the “Claims”), regardless of whether such Indemnified Person is a party thereto, and (b) reimburse each Indemnified Person upon demand for all reasonable and documented legal and other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (each, an “Expense”) (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to such Indemnified Persons taken as a whole and, solely in the case of a conflict of interest between or among such persons, one additional counsel to all affected Indemnified Persons, taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction to all such persons, taken as a whole)); provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related costs and expenses to the extent resulting from (i) the willful misconduct, bad faith or gross negligence of, or material breach of this Commitment Letter (including the Term Sheet) by, any Indemnified Person, or (ii) any dispute solely among Indemnified Persons which does not arise out of any act or omission of the Issuer or any of its affiliates. No party hereto or any of their respective affiliates shall be liable for any punitive, exemplary, consequential or indirect damages alleged in connection with, arising out of, or relating to, any Claims, this Commitment Letter, the Credit Facility, or the use or the proposed use of the proceeds thereof. Furthermore, no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic transmission systems, except to the extent such damages have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith, gross negligence or material breach of its obligations under this Commitment Letter of such Indemnified Person.

You hereby agree to reimburse each Commitment Party on the Closing Date (to the extent an invoice therefor is received prior to the Closing Date together with backup documentation supporting the relevant reimbursement request) for all reasonable and documented out-of-pocket expenses, but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Commitment Parties and the Agent taken as a whole, and if reasonably necessary, of one local counsel in any relevant local jurisdiction to such persons, taken as a whole), incurred in connection with the Credit Facility and the preparation, negotiation and enforcement of any related documentation (including this Commitment Letter and the credit documentation for the Credit Facility), provided, that to the extent that the Closing Date does not occur and the loans under the Credit Facility are not funded on the Closing Date, your reimbursement obligations hereunder shall be limited to an aggregate amount not to exceed $250,000.

6.	Sharing of Information; Absence of Fiduciary Relationship.

You acknowledge that each Commitment Party may be providing debt financing, equity capital or other services to other companies with which you may have conflicting interests. Such Commitment Party will not use confidential information obtained from you or your affiliates by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by such Commitment Party of services for other companies, and such Commitment Party will not furnish any such information to other companies, other than as provided herein. You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and such Commitment Party has been or will be created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether such Commitment Party have advised or are advising you on other matters and (b) you will not assert any claim against such Commitment Party for breach or alleged breach of fiduciary duty and agree that such Commitment Party shall not have any direct or indirect liability to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you.

7.	Assignments and Amendments.

This Commitment Letter shall not be assignable by any party hereto without the prior written consent (not to be unreasonably withheld) of each other party hereto (and any purported assignment without such consent shall be null and void), and is solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons; provided that each Initial Lender may assign its commitments hereunder (subject to the provisions set forth in this Commitment Letter) to one or more affiliates of such Initial Lender, provided, further, that such Initial Lender shall not be released from the portion of its commitments hereunder so assigned to the extent such assignee fails to fund the portion of the commitments assigned to it on the Closing Date notwithstanding the satisfaction of the conditions to such funding set forth herein. Unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Notes, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. Any and all obligations of, and services to be provided by, each of us hereunder (including, without limitation, our commitments as an Initial Lender) may be performed and any and all of our rights hereunder may be exercised by or through any of our respective affiliates and, in connection with such performance or exercise, we may, subject to Section 4, exchange with such affiliates information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates shall be entitled to the benefits afforded to us hereunder and be subject to the obligations undertaken by us hereunder.

This Commitment Letter may not be amended or waived except in a written instrument signed by you and each Commitment Party.

8.	Counterparts.

This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic (including “PDF”) transmission shall be effective as delivery of a manually executed counterpart hereof. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Commitment Letter and/or any document to be signed in connection with this Commitment Letter and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record. This Commitment Letter is the only agreement that has been entered into among us and you with respect to the Credit Facility and set forth the entire understanding of the parties with respect hereto and thereto, and supersedes all prior agreements and understandings related to the subject matter hereof.

9.	Governing Law.

This Commitment Letter, and any claim, controversy or dispute arising under or related to this Commitment Letter, (whether in tort, contract (at law or in equity) or otherwise), shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. Each of the parties hereto agrees that this Commitment Letter, if accepted by you as provided below, is a binding and enforceable agreement with respect to the subject matter contained herein (including an obligation to negotiate the credit documentation for the Credit Facility in good faith and with the necessary diligence and commitment of resources to achieve closing on or before the Closing Date); provided that nothing contained in this Commitment Letter obligates you or any of your affiliates to draw down any portion of the Credit Facility.

10.	Venue and Submission to Jurisdiction.

Each of the parties hereto irrevocably and unconditionally (a) submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York (or any appellate court therefrom) over any suit, action or proceeding arising out of or relating to the Credit Facility or the other transactions contemplated hereby, this Commitment Letter or the performance of services hereunder or thereunder, (b) agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state or, to the extent permitted by law, federal court and (c) agrees that a final, non-appealable judgment in any such action may be enforced in other jurisdictions in any manner provided by law. You and we agree that service of any process, summons, notice or document by registered mail addressed to such person shall be effective service of process against such person for any suit, action or proceeding brought in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.

11.	Waiver of Jury Trial.

THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS COMMITMENT LETTER, THE CREDIT FACILITY, AND ANY OTHER TRANSACTION RELATED HERETO OR THERETO. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

12.	Survival.

The provisions of this letter set forth under (i) this heading and the headings “Confidentiality Agreement”, “Fees and Expenses”, “Indemnity”, “Sharing Information; Absence of Fiduciary Relationship”, “Assignments and Amendments”, “Counterparts” and “Governing Law”, “Venue and Submission to Jurisdiction” and “Waiver of Jury Trial” in this Commitment Letter and (ii) the heading “Exclusivity and Alternate Transactions” in the Term Sheet, in each case, shall survive the termination or expiration of this Commitment Letter and shall remain in full force and effect regardless of whether the Credit Facility is closed or the credit documentation with respect to the Credit Facility shall be executed and delivered; provided, that, if the Credit Facility is closed and the credit documentation with respect to the Credit Facility shall be executed and delivered, the obligations contained herein shall terminate and be superseded, and deemed replaced, to the extent covered thereby, by the terms of the credit documentation with respect to the Credit Facility governing such matters.

13.	Integration.

This Commitment Letter supersedes any and all discussions, negotiations, understandings or agreements (other than the Confidentiality Agreement), written or oral, express or implied, between or among the parties hereto and their affiliates as to the subject matter hereof.

14.	Patriot Act.

Each Commitment Party hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), such Commitment Party may be required to obtain, verify and record information that identifies the Issuer and each Guarantor, which information includes the name, address, tax identification number and other information regarding the Issuer and each Guarantor that will allow such Commitment Party to identify the Issuer and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to such Commitment Party.

15.	Acceptance and Termination.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of the Commitment Letter (such date of acceptance, the “Acceptance Date”) by returning to us executed counterparts of the Commitment Letter not later than 11:59 p.m., New York City time, on December 26, 2020. Such offer will remain available for acceptance until such time, but will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the event that (i) the initial funding of the Credit Facility does not occur on or before February 28, 2021 (the “Outside Date”), (ii) you, the Company or any of their affiliates consummate an Alternate Transaction on or before the Outside Date or (iii) you deliver written notice of termination to each Commitment Party, then the Commitment Letter and the Commitment hereunder, and our agreement to perform the services described herein, shall automatically terminate unless we shall, in our discretion, agree to an extension; provided, that the termination of the Commitment pursuant to this sentence shall not prejudice your or our rights and remedies in respect of any breach of the Commitment Letter.

[signature pages follow]

Please indicate your acceptance of the terms hereof by signing in the appropriate space below.

Sincerely,

OPPS AHT HOLDINGS, LLC

By:	Oaktree Fund GP, LLC
Its:	Manager

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Jordan Mikes
Name: Jordan Mikes
Title: Authorized Signatory

By:	/s/ Brian Laibow
Name: Brian Laibow
Title: Authorized Signatory

ROF8 AHT PT, LLC

By:	/s/ Taejo Kim
Name: Taejo Kim
Title: Authorized Signatory

By:	/s/ Cary Kleinman
Name: Cary Kleinman
Title: Authorized Signatory

Agreed and accepted

this 26 day of December, 2020

ASHFORD HOSPITALITY LIMITED PARTNERSHIP, as the Issuer

By: Ashford OP General Partner LLC, a Delaware limited liability company, its general partner

By:	/s/ J. Robison Hays III
Name: J. Robison Hays III
Title: Chief Executive Officer

ASHFORD HOSPITALITY TRUST, INC., as a Guarantor

By:	/s/ J. Robison Hays III
Name: J. Robison Hays III
Title: Chief Executive Officer

SCHEDULE 1

CREDIT FACILITY COMMITMENTS

Initial Lender	Commitment (expressed as %)
Opps AHT Holdings, LLC	50%
ROF8 AHT PT, LLC	50%
Total	100%

EXHIBIT A

TERM SHEET

(see attached)

EXHIBIT A

CONFIDENTIAL

ASHFORD HOSPITALITY TRUST

SUMMARY TERM SHEET FOR SENIOR SECURED NOTES

Issuer:	Ashford Hospitality Limited Partnership, a Delaware limited partnership (the “Issuer”).

Guarantors:

Ashford Hospitality Trust, Inc., a Maryland corporation (the“Company”), Ashford OP General Partner LLC, Ashford OP Limited Partner LLC, and each existing and future material subsidiary of the Company that is not prohibited by applicable laws or agreements from guaranteeing the Notes (as defined below), and subject to other customary exceptions to be agreed in the definitive documentation, in each case other than Excluded Subsidiaries (as defined below) (collectively, the “Subsidiary Guarantors” and, collectively with the Company, Ashford OP General Partner LLC and Ashford OP Limited Partner LLC, the “Guarantors”, and, collectively with the Issuer, the “Note Parties”). Each “Excluded Subsidiary” as of the closing date will be set forth on a schedule to the Facility documentation and will include: (i) any subsidiary (including any subsidiary that directly holds an interest in any of the real properties or related operating leases (“Real Properties” and such subsidiary, a “Property Owner”) (and any subsidiary that holds a direct or indirect interest in one or more Property Owners and is obligated in respect of any indebtedness relating to such Real Properties (together with a Property Owner and as each are set forth on a schedule to the Facilities documentation, a “Property-Level Subsidiary”)), in each case, that is prohibited from providing a guaranty by law or contractual obligation or its organizational documents (as established in such organizational documents pursuant to the requirements of indebtedness or another obligation of such subsidiary), and in each case, only for so long as such prohibition is continuing; provided the Company will use commercially reasonable efforts to procure that any contracts or indebtedness entered into after the closing date will not restrict a guarantee by any such subsidiary other than a Property-Level Subsidiary, and (ii) foreign or “CFC holdco” or similar disregarded domestic subsidiaries of a direct or indirect non-U.S. subsidiary.

Investors:	One or more special purpose vehicles owned by certain funds or accounts managed by Oaktree Capital Management, L.P. (the “Oaktree Investors”).

Facility:	(i)	$200 million of senior secured notes (the “Initial Notes”) funded on the Closing Date.[1]

(ii)	Additional issuances of senior secured notes up to an aggregate amount of $150 million (the “Delayed Draw Notes” and, collectively with the Initial Notes, the “Notes”). Each issuance of Delayed Draw Notes will be in an amount not less than $25 million and will have identical terms to the Initial Notes. On or after the Closing Date, the Issuer may request Delayed Draw Notes until the 30-month anniversary of the Closing Date (the “Delayed Draw Period”). The funding of each issuance of Delayed Draw Notes will be subject to the conditions set forth under “Conditions to Delayed Draw Notes”.

Use of Proceeds:	The proceeds of the Notes will be used for general corporate purposes of the Company and its subsidiaries.

Ranking and Security:

The Notes will be secured by first-priority perfected security interests in (i) 100% of the Company’s equity interests in each of Ashford OP General Partner LLC and Ashford OP Limited Partner LLC, (ii) 100% of the equity interest in the Issuer owned by Ashford OP General Partner LLC and Ashford OP Limited Partner LLC, (iii) 100% of the equity interests owned by the Note Parties other than any Excluded Assets and (iv) all other assets, including but not limited to all tangible and intangible personal property, of the Note Parties other than Excluded Assets (as defined below), in each case, subject only to permitted liens (to be defined in the definitive documentation) (collectively, the “Collateral”). “Excluded Assets” will include (i) equity interests that are prohibited to be pledged pursuant to any contract, organizational documents or indebtedness to which a Property-Level Subsidiary is a party, and in each case, only for so long as such prohibition is continuing, provided that the Company will use commercially reasonable efforts to procure that any contracts or indebtedness entered into after the closing date will not restrict a pledge of the equity interests of any such subsidiary (other than a Property-Level Subsidiary), and (ii) interests in joint ventures or non-wholly-owned subsidiaries (and subsidiaries thereof). The equity interests of subsidiaries of the Company that will be pledged on the Closing Date are set forth on Annex B hereto.

The Notes shall rank senior in right of payment to all unsecured obligations of the Note Parties to the extent of the value of the Collateral securing the Notes. The Notes shall also rank senior to the Issuer’s common equity and preferred equity.

The Notes will be structurally subordinated to all existing property-level mortgage and mezzanine debt.

1 Facility to take the form of a term loan facility pursuant to a credit agreement.

Collateral Accounts:	The Issuer will maintain one or more deposit accounts and/or securities accounts (which shall be held at institution(s) selected by Issuer in its sole discretion) each subject to a first priority perfected lien in favor of the Oaktree Investors (or their agent) pursuant to control agreements in form and substance reasonably satisfactory to the Oaktree Investors (each, a “Collateral Account”). The Issuer shall use its commercially reasonable efforts to obtain such control agreements within 120 days following the Closing Date, provided that a failure to obtain the same within such 120 day period shall not constitute a default or Event of Default so long as the Issuer used and continues to use its commercially reasonable efforts to so obtain the same. The Issuer will hold all of its cash and cash equivalents (including for the avoidance of doubt all distributions received from subsidiaries and all net proceeds of the issuance or sale of equity or debt) in the Collateral Accounts.

Interest:	The Notes shall accrue interest at a rate of (x) in the first two years after the Closing Date, 16% per annum and (y) at all times thereafter, 14% per annum, payable quarterly in arrears on the last day of each three-month period; provided, however, with respect to any quarter ending on or prior to the 24-month anniversary of the Closing Date, the Company will have the option to pay up to 100% of such accrued interest “in kind” (i.e. by adding such amount of accrued interest to the outstanding principal) in lieu of payment in cash at quarter end (“PIK Interest”).

Interest will accrue on previously capitalized PIK Interest at the Interest Rate, compounding quarterly, by adding such accrued interest to the capitalized PIK Interest quarterly in arrears on the last day of each three-month period.

Upfront Fee:	1% of the full amount of the commitments to purchase Notes immediately prior to the purchase of the Initial Notes on the Closing Date.

Exit Fee:	Upon the earliest of (x) the redemption of all of the Notes, (y) the final maturity of all of the Notes and (z) the acceleration of all of the Notes after an Event of Default, in addition to all other amounts owed under the Facility, the Oaktree Investors shall be entitled to the payment of an exit fee (the “Exit Fee”) at the Oaktree Investors’ election of either (1) an amount in cash equal (a) the product of 15% multiplied by (b) the sum of (x) the amount of all Notes (including Initial Notes and Delayed Draw Notes) issued at any time on or after the Closing Date plus (y) the amount of all capitalized PIK Interest then outstanding; provided, that if the payment of the Exit Fee is triggered pursuant to clauses (x) or (y) above, the Issuer may, at its option, pay the Exit Fee to the Oaktree Investors by issuing to the Oaktree Investors an amount of Common Stock (as defined below) up to the total Exit Fee (based on a customary 30-day VWAP calculation), with any remainder to be paid by the Issuer in cash or (2) Warrants (as defined below) for Common Stock in an amount equal to the Adjusted Warrant Percentage (as defined below) of outstanding Common Stock as of the Closing Date (pro forma for the Warrants, assuming they are issued on the Closing Date, and giving pro forma effect to the Anti-Dilution Provisions (as defined below)).

The Warrants will include customary anti-dilution adjustments with respect to dilutive events, including stock splits and reverse stock splits, occurring after the issuance of the Warrants (which shall not, for the avoidance of doubt, include adjustments for bona fide new equity issuances, whether to new or existing stockholders) (the “Anti-Dilution Provisions”). Additionally, upon issuance of the Warrants, the Company will make or cause to be made to the Oaktree Investors a cash payment equal in amount to the cash dividends the Oaktree Investors would have been entitled to receive on the number of shares for which the Warrants are exercisable had the Oaktree Investors held such shares from the Closing Date through the issuance of the Warrants.

“Adjusted Warrant Percentage” means the Warrant Percentage (as defined below) plus (y) an additional percentage of Common Stock equal to (i) 1.0% multiplied by (ii) the quotient obtained by dividing (A) aggregate principal amount of Delayed Draw Notes purchased by the Oaktree Investors at or prior to such time by (B) $10 million.

“Warrant Percentage” means: 19.9% minus (a) 2.0%, effective from and after the time at which, prior to the end of the Delayed Draw Period (i) the Issuer has delivered to the Oaktree Investors (x)   pledges of the equity interests in all or a subset of the Property Owners which are not Existing Guarantors (as defined below) and, in each case, none of whose Intermediate Parents is an Existing Guarantor (collectively, the “Designated Subsidiaries”) (or, in each case, in any Intermediate Parent of such Designated Subsidiary), and (y)   guarantees of the Notes and related obligations by all or a subset of the Designated Subsidiaries (or, in each case, by any Intermediate Parent of such Designated Subsidiary) and (ii) such pledged equity interests and guarantees are in and by Designated Subsidiaries (or, their Intermediate Parents, as applicable) that represent at least 80% of the aggregate unpaid principal balance of the total amount of indebtedness of the Designated Subsidiaries (and any of their Intermediate Parents, as applicable), minus (b) 2.0%, effective from and after the time at which, prior to the end of the Delayed Draw Period (i) the Issuer has delivered to the Oaktree Investors pledges of the equity interests in all or a subset of the subsidiaries of the Issuer that are not Excluded Subsidiaries as of the Closing Date (the “Existing Guarantors”) (or, in each case, in any Intermediate Parent of such Existing Guarantor), (ii) each Existing Guarantor the pledge of which is included in the calculation in clause (b)(i) remains a guarantor of the Notes at such time and (iii) such pledged equity interests and guarantees are in and by Existing Guarantors (or their Intermediate Parents, as applicable) that represent at least 80% of the aggregate unpaid principal balance of the total amount of indebtedness of the Existing Guarantors (and any of their Intermediate Parents, as applicable).

“Intermediate Parent” means, with respect to any applicable subsidiary of the Issuer, any other wholly-owned subsidiary of the Issuer that holds 100% of the direct or indirect equity interests of such applicable subsidiary.

To the extent that the issuance of Warrants as set forth above, on a pro forma basis (assuming exercise in full), would either exceed 19.9% of the Common Stock outstanding as of the date of such issuance (without giving pro forma effect to the issuance and full exercise of such Warrants) or violate REIT ownership limitations, the Company may issue such Warrants in an amount equal to 19.9% of the Common Stock outstanding as of such date (without giving pro forma effect to the issuance and full exercise of such Warrants) and either (i) pay the difference in (x) cash (based on a customary VWAP calculation) or (y) in operating partnership units in the Issuer (“OP Units”) that may be redeemed for shares of the Company’s common stock or (ii) within 120 days thereof, obtain shareholder approval to issue (and shall issue) Common Stock equal to such differential.

The Loan Parties shall provide any exemption, waiver, approval or other action necessary under the Loan Parties’ governing documents to permit the Oaktree Investors to acquire and own any Common Stock, Warrants and/or OP Units issued pursuant to payment of the Exit Fee; provided that no Note Party shall be required to take any action that would violate REIT ownership limitations or otherwise result in a loss of REIT status on the part of such Loan Party or any other subsidiary.

Default Rate:	All overdue amounts outstanding in respect of the Notes shall bear interest at 2.00% above the Interest Rate otherwise applicable thereto.

Maturity:	The principal amount then outstanding, together with accrued and unpaid interest thereon shall be due and payable upon the 3rd anniversary of the Closing Date (the “Initial Maturity Date”). Issuer shall have two 1-year extension options subject only to (i) payment of a 1.00% extension fee on the full principal amount of the Notes then outstanding and (ii) not greater than 25% of all property-level indebtedness shall be have a final maturity date occurring prior to such extended maturity date (the Initial Maturity Date, as it may be extended the “Maturity Date”).

Optional Redemption:	The Company may redeem the Notes in cash in full or in part at any time after the Closing Date for an amount equal to the sum of (i) the outstanding principal amount redeemed, plus (ii) all accrued and unpaid interest thereon through the date of redemption, plus (iii) the Redemption Premium, plus (iv) in the event of a redemption of the Notes in full, the Exit Fee. However, the Company is not required to pay the Redemption Premium on (a) any payment of PIK Interest and (b) up to an aggregate amount of $125 million of (x) Notes that it redeems with the net proceeds of asset sales pursuant to clause (a) of the paragraph below captioned “Mandatory Prepayment” or (y) Notes that it redeems with the proceeds of sales of common equity issued in registered offerings; provided that any such proceeds of sales of common equity must be used within ten business days of receipt in connection with a redemption of the Notes for such redemption to be made without the otherwise applicable Redemption Premium. For the avoidance of doubt, the Exit Fee shall not be due (and no portion thereof shall be due) at the time of an optional redemption, unless it constitutes or occurs simultaneously with a redemption of the Notes in full.

Mandatory Prepayment:	The Company shall redeem the Notes with (a) the net proceeds of asset sales and casualty/insurance events, in each case subject to (i) a customary reinvestment right and (ii) the right to use a portion of such net proceeds in an aggregate amount per year not to exceed $50 million in any year (with no carry-over to subsequent years) and not to exceed $125 million in the aggregate prior to the Maturity Date to pay operating deficits of Property-Level Subsidiaries, (b) excess refinancing proceeds of property-level subsidiary indebtedness (which shall be subject to payment of the Redemption Premium, provided that the Company shall not be required to “gross up” any such excess proceeds in order to pay the Redemption Premium) and (c) proceeds of non-permitted issuances of indebtedness (which shall be subject to payment of the Redemption Premium).

Change of Control:	Customary change of control put right for the Oaktree Investors at 101%. The Exit Fee also will be owing if the Notes are put in a Change of Control.

“Change of Control” to be defined in the definitive documentation.

Redemption Premium:	Redemption of the Notes (except as otherwise set forth in this Term Sheet) and redemption upon acceleration are subject to the following redemption premiums, calculated on the aggregate principal amount of the Notes being redeemed (in respect of which the definitive documentation shall contain customary Momentive language): (a) prior to the 24 month anniversary of the closing date, a customary make whole amount based upon a present value discounted rate of T+50bps plus 2.00%, (b) on or after the 24 month anniversary of the closing date and prior to the Initial Maturity Date, 2.00% and (c) thereafter, 0%.

Amortization:	None.

Representations and Warranties:	The following representations and warranties will apply (to be applicable to the Company, Issuer and its subsidiaries), subject to certain baskets, exceptions and qualifications to be agreed and set forth in the definitive documentation and limited to: compliance with laws; organization and existence; corporate power, authorization and enforceable obligations; litigation; no default or Event of Default; no conflict; subsidiaries; accuracy of financial statements and other information in all material respects; projections; full disclosure; ownership of properties; liens; taxes; ERISA; margin regulations; Investment Company Act; use of proceeds; environmental matters; labor matters; validity, priority and perfection of security interests in the collateral; governmental regulations; compliance with environmental laws; intellectual property; insurance; laws with respect to sanctioned persons and any applicable anti-corruption laws (including the Patriot Act, the Foreign Corrupt Practices Act and OFAC); payment of taxes; REIT status.

Affirmative Covenants:	The following affirmative covenants will apply (to be applicable to the Issuer and its subsidiaries), subject to certain baskets, exceptions and qualifications to be set forth in the definitive documentation and limited to: maintenance of corporate existence and rights; performance and payment of material obligations of the Note Parties; delivery of the Company’s annual and quarterly consolidated financial statements (accompanied by customary management discussion and analysis and (annually) by an audit opinion from nationally recognized auditors that may be qualified by going concern) and an annual budget (which, for the avoidance of doubt, will not be subject to approval by the Oaktree Investors); quarterly compliance certificates as of the most recently ended quarter; monthly financial reporting from the Property-Level Subsidiaries (to the extent available and in form and substance consistent with such reporting currently produced by the Company); delivery of notices of default and material adverse litigation, ERISA events and material adverse change; maintenance of properties in good working order; maintenance of books and records; maintenance of customary insurance; compliance with laws; inspection of books and properties; environmental; additional guarantors and additional collateral (subject to limitations set forth under the captions “Guarantees” and “Security”); further assurances in respect of collateral and guarantee matters; use of proceeds; payment of taxes; quarterly lender calls; anti-terrorism laws, anti-corruption laws, anti-money laundering laws and laws with respect to sanctioned persons and any applicable anti-corruption laws (including the Patriot Act, the Foreign Corrupt Practices Act and OFAC).

Negative Covenants:

The following negative covenants for a facility of this type will apply (to be applicable to the Issuer and its subsidiaries), subject to baskets, exceptions and qualifications to be set forth in the definitive documentation, and limited to: limitation on mergers and acquisitions; limitations on dividends and stock repurchases (excluding equity-for-equity exchanges) and optional redemptions (and optional prepayments) of unsecured, junior lien and subordinated corporate debt, subject to exceptions for (x) dividends to maintain REIT status and (y) payments of interest on preferred stock, but only in the case of clause (y) following November 30, 2021 but only so long as (A) at such times all PIK Interest (including capitalized PIK Interest) shall have been paid in full in cash and (B) pro forma minimum unrestricted cash at the Note Parties of $100 million plus the aggregate amount of Delayed Draw Notes funded prior thereto or contemporaneously therewith, if any; limitation on indebtedness (subject to exceptions for, including, without limitation (i) refinancings of then-existing property-level indebtedness, provided that any increases in principal amount are applied to redeem the Notes in accordance with Mandatory Prepayments above (other than any such increase to pay related fees and expenses) and (ii) additional indebtedness of Property-Level Subsidiaries subject to an LTV test of not more than 70%; limitation on liens at the Issuer and subsidiaries that are not Property-Level Subsidiaries; limitation on transactions with affiliates (subject to exceptions for existing arrangements, any transactions on arm’s length terms, and a materiality threshold to be agreed); limitation on changes in the business of the Issuer and its subsidiaries; and limitation on restrictions of subsidiaries to pay dividends or make distributions and limitations on negative pledges (subject to the terms of property-level indebtedness or the organization documents of the relevant Property-Level Subsidiaries and other customary exceptions to be agreed in the definitive documentation). Additionally, (i) Company and its subsidiaries shall not make any material changes to their business arrangements with Ashford Inc. (“AINC”) and its subsidiaries, including the AINC Advisory Agreement (and including, for the avoidance of doubt, the related enhanced return funding program arrangement (the “ERFP Arrangement”)), the Remington Management Agreement and the Premier Project Management Agreement (such arrangements, the “AINC Management Arrangement”) (including, for the avoidance of doubt, the termination of AINC’s role under the AINC Management Arrangement (or any similar or related arrangements)) and (ii) the Company shall not permit any of its property-level subsidiaries to be or become obligated under any indebtedness the creditors under which would have recourse (it being agreed that “bad boy” guarantees, environmental indemnities and, completion guarantees, limited payment or replenishment guarantees pursuant to existing or pending forbearance agreements and guaranties of brand franchise or management agreements, are not recourse for this purpose) to the property or equity interests of any Note Party.

The definitive documentation will also include a customary holding company covenant that applies to each of the Company, Ashford OP General Partner LLC and Ashford OP Limited Partner LLC.

AINC Management Arrangement:	Until the later of (x) the second anniversary of the Closing Date and (y) the date on which all principal related to any PIK Interest has been repaid in full, the portion of AINC’s fees under the AINC Advisory Agreement (including the ERFP Arrangement) in excess of 80% of AINC’s 2019 fees will be deferred and subordinated to the prior repayment in full of all amounts due Oaktree Investors.

The termination fees under the AINC Advisory Agreement (including any amounts owing by the Company or the Issuer to AINC under the related ERFP Arrangement in connection with the termination of the AINC Advisory Agreement or the sale, foreclosure, casualty or other disposition of assets financed under the ERFP Arrangement) will be deferred and subordinated to the prior repayment in full of all amounts due Oaktree Investors.

Non-disturbance agreements related to the AINC Management Arrangement and any other agreement between the Company and its subsidiaries (on the one hand) and AINC and its subsidiaries (on the other hand) to be executed on the Closing Date, which shall provide, among other things, that (a) such agreements will not be terminated and (b) any rights (including any fees or other amounts payable thereunder) shall not be further modified or deferred, in each case, in the event of a default or foreclosure action with respect to the Notes.

Additionally, the Company shall not be obligated to pay any amounts under its agreement with Lismore Capital II LLC in connection with the commitments of the Oaktree Investors to provide the Notes, the funding thereof or any future forbearances, extensions, or other workout negotiations in respect of the Notes.

Effective as of the Closing Date, the AINC Management Arrangement will be amended by way of a second amendment and restatement of the AINC Advisory Agreement (the “Second A&R Advisory Agreement”, a draft of which was circulated on December 23, 2020, the “Draft Second A&R Advisory Agreement”) or a non-disturbance agreement (collectively, the “AINC Management Arrangement Amendment Documents”) in a manner satisfactory to the Oaktree Investors to the extent necessary or advisable to effectuate the modifications described in the preceding paragraphs (the “AINC Management Arrangement Amendments”), it being acknowledged and agreed that the Draft Second A&R Advisory Agreement is satisfactory to the Oaktree Investors.

Financial Covenant:	Minimum unrestricted cash: $50 million, tested as of the last business day of each calendar week.

The Financial Covenant will be subject to cure rights with proceeds of qualified equity contributions (subject to customary terms and limitations to be agreed in the definitive documentation).

Events of Default:	The following events of default (subject to customary thresholds and cure periods to be set forth in the definitive documentation, and applicable to Issuer and its subsidiaries and, with respect to the covenant described in the last paragraph of “Negative Covenants” above and bankruptcy related defaults, the Company), limited to (after expiration of all applicable notice, grace and cure periods, each an “Event of Default”): nonpayment of principal, interest or other amounts in respect of the Notes after three Business Days’ notice and opportunity to cure; incorrectness of representations and warranties in any material respect; cross default to material indebtedness of the Issuer (subject to a dollar materiality threshold to be agreed in the definitive documentation); cross acceleration if more than $400 million of property-level debt is in default and accelerated; bankruptcy and similar events; material monetary judgment liens not stayed and bonded or satisfied for 60 days (subject to the same uninsured dollar threshold as cross default to material indebtedness); ERISA events; invalidity of guarantees or security documents in each case representing a material portion of the guarantees or the collateral and not promptly corrected upon discovery thereof; failure to maintain the Company’s status as a “real estate investment trust” within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended (a “REIT”); and the triggering of any one or more “bad boy” guarantees under which Note Parties are obligated for an aggregate amount greater than $50 million and which adjudicated to be due and payable by a court of competent jurisdiction.

For any default other than a payment or bankruptcy default or a breach of a negative covenant that is not capable of being cured, Issuer will have a 30-day notice and cure right; provided, if such default cannot reasonably be cured within such 30-day period and Issuer shall have commenced to cure such default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, such 30-day period shall be extended for so long as it shall require Issuer in the exercise of due diligence to cure such default not to exceed 60 total days.

Following the occurrence and during the continuance of an Event of Default, the Oaktree Investors may accelerate the Loans, at which time the Notes and all obligations thereunder shall become due and payable in full, including for the avoidance of doubt, (i) the aggregate outstanding principal amount, (ii) all accrued and unpaid interest thereon (including default interest, if any), (iii) the Redemption Premium (if any) and (iv) the Exit Fee.

Protective Advances:	The Company shall facilitate that the Oaktree Investors be provided with the opportunity following a minimum notice period to the Company of 10 Business Days (in their sole discretion and without obligation) to make protective advances to cure defaults in respect of indebtedness of any Property-Level Subsidiaries in excess of the cross-default threshold.

Closing Conditions:	The following closing conditions will apply, limited to the (the “Closing Conditions”): execution of credit documentation with respect to the Notes on the terms set forth in this Term Sheet, consistent with the Documentation Principles (as defined below); delivery of reasonably satisfactory customary legal opinions of counsel for the Note Parties; all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (at least three business days prior to the Closing Date, in each case to the extent requested of the Issuer at least five business days prior to the Closing Date); payment of any fees or other amounts due and payable to the Oaktree Investors hereunder on or prior to the Closing Date; customary corporate documents and officers’ and public officials’ certifications for the Note Parties; all documents and instruments required for the creation and perfection of security interests in the Collateral, subject to permitted liens; no Material Adverse Effect (which will mean, a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its subsidiaries, taken as a whole, (b) the ability of the Note Parties to timely perform their payment obligations under the definitive documentation, or (c) the validity or enforceability of the definitive documentation) shall have occurred since September 30, 2020, other than any material adverse effect resulting from (x) the COVID-19 pandemic and/or (y) prior to January 31, 2021, domestic political and/or social unrest; evidence of authority for the Note Parties; accuracy of representations and warranties in all material respects; delivery of a notice of borrowing; and the applicable conditions precedent set forth in Section 3 of the Commitment Letter; and receipt by the Oaktree Investors of (i) an executed copy of the Second A&R Advisory Agreement, provided that any material terms thereof which are different from the Draft Second A&R Advisory Agreement in any material respect shall be reasonably satisfactory to the Oaktree Investors, (ii) copies of any other AINC Management Arrangement Amendment Documents, which contain amendments, modifications, and supplements to the AINC Management Arrangement that are reasonably satisfactory to the Oaktree Investors, and (iii) evidence reasonably satisfactory to the Oaktree Investors that Bank of America, N.A. in its capacity as administrative agent under AINC’s credit agreement (or its successor in such capacity) has consented to (1) the Second A&R Advisory Agreement and (2) to the extent that consent is required under AINC’s credit agreement, any other AINC Management Arrangement Amendments (such consent, the “Bank of America Consent”).

The closing and funding of the Notes shall be on a date specified by the Company upon not less than 3 Business Days’ notice to the Oaktree Investors, in each case, subject to satisfaction (or waiver) of each of the Closing Conditions, including definitive documentation. To the extent any of the Closing Conditions relate to or require the delivery or perfection of Collateral (including, without limitation, insurance Acord certificates and endorsements, if applicable) and are not satisfied by the Closing Date, then so long as the Company used and is using commercially reasonable efforts to obtain the same, such item may be delivered on a post-closing basis, and the delivery or perfection of such Collateral shall be done on a commercially reasonable efforts basis, shall not be required to be completed prior to 120 days after the closing date (or such later date as the Oaktree Investors may agree), and shall not constitute a default or Event of Default so long as the Issuer used and continues to use its commercially reasonable efforts to so obtain the same.

With respect to any matters customarily treated in loan documents for credits of this type which are not treated in this Term Sheet (excluding, for the avoidance of doubt, any representations and warranties or covenants regarding topics not provided for in this Term Sheet, so long as such representations, warranties or covenants do not constitute a material change or addition to this Term Sheet), the definitive documentation will contain terms and conditions with respect to such matters that are customary for credits of this type (giving due regard to the business of the Issuer and the Issuer’s operational needs) and are reasonably and mutually satisfactory to the Oaktree Investors and the Issuer (the “Documentation Principles”).

Conditions to Delayed Draw Notes:	The Oaktree Investors’ obligation to make Delayed Draw Notes shall be subject to the following funding conditions:

(a)	The date of funding of the applicable Delayed Draw Note shall be no later than the 30-month anniversary of the Closing Date; and

(b)	No Event of Default (and no event or circumstance that, with the passage of time or the giving of notice or both, would constitute an Event of Default).

Warrants:	The Oaktree Investors may be issued warrants (the “Warrants”) to purchase shares of the Company’s common stock (the “Common Stock”) at a purchase price of $0.01 per share as set forth above under the section entitled “Exit Fee”. The Warrants shall be issued upon and subject to the terms set forth on Annex A hereto.

Governance:

At all times after the Closing Date that the Oaktree Investors hold (a) any amount of outstanding Notes or (b) Warrants, Common Stock and/or OP Units issued to the Oaktree Investors pursuant to the terms of the Notes equal to at least 15% of the Company’s fully-diluted Common Stock, the Oaktree Investors shall have the right to appoint two observers to the board of directors of the Company.

Each Oaktree Investor will also be subject to customary common stock standstill provisions, including, for the avoidance of doubt (1)   customary provisions restricting each such Oaktree Investor from encouraging or assisting third parties in taking actions that such Oaktree Investor could not take itself under the standstill provisions, (2)   customary fall away provisions upon the later of the redemption in full of the Notes and the time at which such Oaktree Investor (on an individual, not collective, basis) holds Common Stock and/or OP Units in an aggregate amount less than 10% of the outstanding Common Stock of the Company and (3) (A) if such Oaktree Investor is eligible for the appointment of a board observer to the Company’s board of directors and holds any shares of Common Stock of the Company, a requirement for such Oaktree Investor to vote (in person or by proxy) such shares in accordance with the recommendations of the board of directors of the Company or (B) if such Oaktree Investor is not eligible for the appointment of a board observer and holds any shares of Common Stock of the Company, a requirement for such Oaktree Investor to vote (in person or by proxy) any shares representing the ownership of more than 9.8% of the fully-diluted Common Stock of the Company in accordance with the recommendations of the board of directors of the Company; provided, for the avoidance of doubt, that such standstill provision will not restrict any Oaktree Investor or any of its affiliates from purchasing or investing in any indebtedness or preferred equity of any person, or exercising its rights as a secured party under the definitive documentation for the Notes or as a secured creditor under applicable law. In addition, the voting arrangement and standstill provisions shall terminate 30 days following an Event of Default.

Until the later of redemption in full of the Notes and the time at which the Oaktree Investors hold Warrants and/or Common Stock in an aggregate amount less than 10% of the outstanding Common Stock of the Company, the Company shall also agree to not adopt any anti-takeover or “poison pill” provisions or opt-in to the “business combination” or “control share” provisions of the Maryland General Corporation Law unless the Oaktree Investors and their permitted transferees are carved out.

Publicity:	Other than disclosures required by applicable laws and regulations, from and after the date hereof, each of the Issuer, the Company and the Oaktree Investors agree that it shall make no written or other public disclosures regarding this transaction or regarding the parties hereto to any person without the prior written consent of the other party, provided that disclosures to the Oaktree Investors’ current and prospective capital investors, and disclosures to employees, agents, professional advisors and, with prior notice to the Oaktree Investors, regulatory authorities (including the SEC) or as otherwise required by law, shall be permitted. A press release with respect to this transaction contemplated by this term sheet shall be approved by the parties upon the closing of this transaction.

Other than disclosures required by applicable laws and regulations, the Company will not use or refer to the name of the Oaktree Investors in any public statement or disclosure without the consent of the Oaktree Investors, provided that the Company will give the Oaktree Investors the opportunity to review and comment on any public statements or disclosures required to be made by applicable securities laws and regulations prior to the release thereof.

Expenses:	Whether or not the closing occurs, the Company shall pay all reasonable and documented out-of-pocket expenses of the Oaktree Investors, including the reasonable fees and expenses of legal counsel to the Oaktree Investors; provided that, in the event that the closing does not occur such fees and expenses subject to reimbursement shall be capped at $250,000.

Exclusivity and Alternate Transactions:	Each of the Company and the Issuer will not, nor will it permit any of its officers, directors, employees, financial advisors, brokers, members or any person acting on its behalf, to solicit or negotiate, or cause to be solicited or negotiated on behalf of the Company or the Issuer, or provide or cause to be provided any information to any third party in connection with, any direct or indirect investment in new issuances of debt of (other than “Excluded Debt” as defined below) or of equity (other than (i) issuances of common equity interests in connection with equity exchanges, (ii) an equity line, (iii) standby equity distribution agreements or (iv) other public offerings of common equity interests (collectively, the “Permitted Equity Issuances”); provided that financings under clauses (ii)-(iv) shall not constitute “Permitted Equity Issuances” to the extent (a) the aggregate amount of proceeds thereof (x) during the Exclusivity Period exceeds $60 million or (y) during the period commencing on the date of the Commitment Letter through the End Date (as defined below) exceeds $150 million or (b) the aggregate amount of proceeds of any single equity transaction exceeds $100 million) in the Company or any of its subsidiaries, from the execution of the Commitment Letter until February 28, 2021 (the “Exclusivity Period”). If the Company determines in good faith that the Company and the Oaktree Investors are unable to agree to the final form and/or terms of the Notes or whether a Closing Condition is satisfied, the Company may, at any time, terminate the Exclusivity Period by delivering to Oaktree Capital Management, L.P. three Business Days’ prior written notice of such termination.

If the Closing does not occur and, on or prior to the date (the “End Date”) that is six months after February 28, 2021, the Company or any of its subsidiaries issues or incurs any debt (whether in the form of bank or other syndicated credit financing or the issuance and/or sale of debt securities or otherwise, but excluding (i) Property-Level Subsidiary indebtedness, (ii) ordinary-course indebtedness, including without limitation, under any working capital facility and (iii) any bridge financing in an aggregate principal amount of up to $50 million (collectively, “Excluded Debt”)) or issues and sells any equity interests, but excluding any Permitted Equity Issuances, from a financing source other than the Oaktree Investors (any such transaction, an “Alternate Transaction”), then, unless any Oaktree Investor has materially breached its obligations to provide the Notes on the terms and conditions set forth in the Commitment Letter (including this Term Sheet) and has failed to cure such breach after being afforded a reasonable opportunity (to not exceed 2 Business Days) to do so following notice thereof from a Note Party, you agree to pay (or cause to be paid) to the Initial Lenders (ratably in accordance with their commitments), a retroactive commitment fee in an aggregate amount of either (a) $12,250,000 or (b) in the event that (1) all Closing Conditions have been satisfied other than (x) evidence of the Bank of America Consent and/or (y) any approval by the Oaktree Investors of (A) any change to any material term of the Draft Second A&R Advisory Agreement or (B) any other AINC Management Arrangement Amendment Document and (2) the Oaktree Investors decline to waive the Closing Condition in the foregoing clause (1), and refuse to close, $3,500,000 (the “Alternate Transaction Fee”), in each case, immediately upon consummation of such Alternate Transaction.

Confidentiality:	Except as required by law, the parties will not publicly (i) disclose the terms of these negotiations (including, for the avoidance of doubt, this term sheet) or (ii) the fact that there are negotiations, without the written consent of the other party. If disclosure is required by law, the applicable party will provide the other party with a copy of the proposed disclosure and consider in good faith any comments that it may propose respecting the same. The parties shall remain subject to the terms and provisions of the Confidentiality Agreement dated October 2, 2020.

Brokers:	The Company and the Issuer represent and warrant that (other than to RBC) neither has incurred liability for any brokerage fees, agents’ fees, commissions or finders’ fees in connection with this Term Sheet or the consummation of the transactions contemplated hereby.

Governing Law and Jurisdiction:	This Term Sheet shall be governed by and construed in accordance with the laws of the State of New York, and shall be subject to the exclusive jurisdiction of the courts of the State of New York.

Certain Tax Matters:	The parties shall treat the Notes as indebtedness for U.S. federal income tax purposes.

Annex A

Terms of Warrants

The Warrants will expire on the later of (i) the 5th anniversary of the Closing Date and (ii) the date that is 90 days after the date of issuance thereof. Terms of the Warrants shall provide for a cashless exercise option. The Warrants will provide that the holder thereof will participate on an as-exercised basis in any dividends paid on Common Stock.

The Warrants and any shares received upon exercise thereof will be freely transferable and the Oaktree Investors will be entitled to customary registration rights in respect of the shares received upon exercise of the Warrants. The Warrants will be subject to a voting agreement to be mutually agreed and containing the following terms to be agreed, including obligation by the Oaktree Investors to vote (in person or by proxy) all their shares obtained upon exercise of the Warrants in accordance with board recommendations unless and/or until such Oaktree Investors hold less than 10% of the outstanding common stock.

Annex B

Pledged Equity

1.	100% of the Company’s equity interests in each of Ashford OP General Partner LLC and Ashford OP Limited Partner LLC
2.	100% of the equity interest in the Issuer owned by Ashford OP General Partner LLC and Ashford OP Limited Partner LLC

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